Exhibit 23




                   Consent Of Independent Auditors




The Board of Directors
Netlink USA:

We consent to the incorporation by reference in the Registration Statements (No. 33-72272 and No. 333-2866) on Form S-8 of United Video Satellite Group, Inc. of our report dated August 9, 1996, with respect to the balance sheet of Netlink USA, Retail Division (an operating division of Netlink USA, an indirect wholly-owned partnership of Liberty Media Corporation) as of December 31, 1995, and the related statements of operations and accumulated deficit and cash flows for the year then ended, which report appears in the Form 8-K of United Video Satellite Group, Inc. dated October 23, 1996.



                                KPMG Peat Marwick LLP




Denver, Colorado
October 23, 1996